Exhibit 99.1

ARMOUR RESIDENTIAL REIT, INC. ANNOUNCES PRICING OF PUBLIC OFFERING OF 16,000,000 SHARES OF COMMON STOCK

VERO BEACH, FL - - April 8, 2011 - - ARMOUR Residential REIT, Inc. (NYSE: "ARR" and NYSE Amex: "ARR.WS") (“ARMOUR” or the “Company”) announced today that it has priced its previously announced underwritten public offering of 16,000,000 shares of common stock at a per share price of $7.40. ARMOUR has granted the underwriters a 30-day option to purchase up to 2,400,000 additional shares of common stock. The offering is expected to close on or about April 13, 2011.

Deutsche Bank Securities Inc. acted as the sole bookrunning manager of the offering. Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS) acted as lead manager and JMP Securities LLC acted as co-manager of the offering.

The Company intends to use the net proceeds of the offering to acquire additional target assets in accordance with its investment objectives and strategies.

A registration statement relating to the offered securities has been declared effective by the Securities and Exchange Commission ("SEC"). The offering is being made only by means of a prospectus supplement and accompanying base prospectus. Copies of the final prospectus supplement and the related prospectus for the proposed offering may be obtained by contacting: Deutsche Bank Securities Inc., Attention: Prospectus Department, Harborside Financial Center, 100 Plaza One, Jersey City, NJ 07311-3988, by calling (800) 503-4611, or by emailing prospectus.cpdg@db.com.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

ARMOUR Residential REIT, Inc.

ARMOUR is a Maryland corporation that invests primarily in hybrid adjustable rate, adjustable rate and fixed rate residential mortgage-backed securities ("RMBS") issued or guaranteed by U.S. Government-chartered entities. ARMOUR is externally managed and advised by ARMOUR Residential Management LLC (“ARRM”). ARMOUR Residential REIT, Inc. has elected to be taxed as a real estate investment trust ("REIT") for U.S. federal income tax purposes, commencing with ARMOUR's taxable year ended December 31, 2009.

Safe Harbor

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.

Investor Contact:

Jeffrey Zimmer

Co-Chief Executive Officer, President and Co-Vice Chairman

ARMOUR Residential REIT, Inc.

(772) 617-4340